EXHIBIT 99.1

Trimble Reports First Quarter Revenue of $289.0 Million and
Non-GAAP Earnings Per Share of $0.28

SUNNYVALE, Calif., April 28, 2009 – Trimble (NASDAQ: TRMB) today announced revenue of $289.0 million for its first quarter ended April 3, 2009, down approximately 19 percent from revenue of $355.3 million in the first quarter of 2008.

Operating income for the first quarter of 2009 was $24.3 million, down approximately 58 percent from the first quarter of 2008. Operating margin in the first quarter of 2009 was 8.4 percent, compared to an operating margin of 16.3 percent in the first quarter of 2008. Amortization of intangibles was $12.3 million in the first quarter of 2009 compared to $10.8 million in the first quarter of 2008. The impact of stock-based compensation expense was $4.2 million compared to $4.0 million in the first quarter of 2008. There was also a $4.5 million restructuring expense, a $0.2 million inventory step-up charge and a $0.5 million charge related to acquisitions in the first quarter of 2009 compared to a $0.2 million inventory step-up charge in the first quarter of 2008. Excluding these impacts, non-GAAP operating income of $45.9 million was down 37 percent compared to the first quarter of 2008. Non-GAAP operating margin was 15.9 percent in the first quarter of 2009, compared to 20.5 percent in the first quarter of 2008 and 10.7 percent in the fourth quarter of 2008.

First quarter 2009 net income was $17.5 million, down 56 percent compared to the first quarter of 2008. Diluted earnings per share for the first quarter of 2009 was $0.14 compared to diluted earnings per share of $0.32 in the first quarter of 2008.

Adjusting for the items noted above, non-GAAP net income of $33.7 million for the first quarter of 2009 was down 33 percent compared to the first quarter of 2008. Non-GAAP earnings per share for the first quarter of 2009 was $0.28 compared to non-GAAP earnings per share of $0.40 in the first quarter of 2008.

“The first quarter results were in line with our expectations. We continue to see considerable uncertainty in our markets with the resulting financial impact focused within our Engineering & Construction segment,” said Steven W. Berglund, Trimble’s president and chief executive officer.  “Although the level of interest in our productivity improving technology remains high in the E&C markets, underlying business confidence did not improve during the quarter which impacted demand.  Our Field Solutions segment demonstrated year over year growth in revenue and profits as a result of relatively strong performance in agriculture.  While our Mobile Solutions segment did not grow year over year, the outlook for booking a number of enterprise level accounts in the first half of the year remains good,” Berglund continued.  “Overall, until some level of business confidence is restored, full year 2009 results will remain difficult to forecast.  We took cost reduction actions in the quarter, and will take additional steps as conditions require, to align our costs with the lower revenue level.  Beyond short term actions to improve profitability, our other focus is to take advantage of our strong balance sheet, cash flow, and organizational capabilities to enhance our market leadership.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of inventory step-up charge, merger and acquisition charges, and the impact of stock-based compensation expense.

Engineering and Construction (E&C)
First quarter 2009 E&C revenue was $127.7 million, down approximately 34 percent when compared to the first quarter of 2008.  The decline in demand continued to primarily be driven by recessionary conditions in the U.S. and Europe.

Operating income in E&C for the first quarter 2009 was $ 2.5 million, or 2.0 percent of revenue, compared to $37.0 million, or 19.0 percent of revenue, in the first quarter of 2008.

In the first quarter of 2009, non-GAAP operating income in E&C was $3.8 million, or 3.0 percent of revenue, compared to $37.9 million, or 19.5 percent of revenue, in the first quarter of 2008. The decline in operating margin was largely due to the drop in revenue.

Field Solutions
First quarter 2009 Field Solutions revenue was $99.2 million, up 13 percent when compared to the first quarter of 2008. Growth was driven by sales of agriculture products and acquisitions.

Operating income in Field Solutions for the first quarter 2009 was $42.2 million, or 42.6 percent of revenue, compared to $35.1 million, or 39.9 percent of revenue, in the first quarter of 2008.

In the first quarter of 2009, non-GAAP operating income in Field Solutions was $42.4 million, or 42.8 percent of revenue, compared to $35.3 million, or 40.1 percent of revenue in the first quarter of 2008. Growth in Field Solutions’ margin was driven by operating leverage resulting from increased revenue and product mix.

Mobile Solutions
First quarter 2009 Mobile Solutions revenue was $38.3 million, down approximately 13 percent when compared to the first quarter of 2008. The year over year decline in revenue was primarily attributable to the fact that the first quarter of 2008 benefitted from the completion of deliverables for two large contracts.

Operating income in Mobile Solutions for the first quarter 2009 was $3.1 million, or 8.2 percent of revenue, compared to $2.5 million, or 5.6 percent of revenue in the first quarter of 2008.

In the first quarter of 2009, non-GAAP operating income in Mobile Solutions was $4.3 million, or 11.2 percent of revenue, up from 8.8 percent of revenue in the first quarter of 2008. The improvement is primarily due to reduced operating expenses from restructuring.

Advanced Devices
First quarter 2009 Advanced Devices revenue was $23.9 million, down approximately 18 percent when compared to the first quarter of 2008. The decline in first quarter revenue was due to slower sales of components which are sold to OEMs.

Operating income in Advanced Devices for the first quarter 2009 was $4.3 million, or 18.1 percent of revenue, compared to $4.7 million, or 16.1 percent of revenue, in the first quarter of 2008.

In the first quarter of 2009, non-GAAP operating income in Advanced Devices was $4.6 million, or 19.4 percent of revenue, compared to 17.3 percent of revenue in the first quarter of 2008. Margin improvement was the result of product mix.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
For the second quarter of 2009 Trimble continues to see general uncertainty that limits the ability to provide precise guidance. Trimble is guiding second quarter 2009 revenue in the range of $300 million plus or minus five percent. At a point estimate of $300 million in revenue, Trimble expects second quarter 2009 GAAP earnings per share of $0.21 and non-GAAP earnings per share of $0.32. Non-GAAP guidance for the second quarter of 2009 excludes the amortization of intangibles of $13.3 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $4.1 million. Both GAAP and non-GAAP guidance use a 27 percent tax rate and assume 121 million shares outstanding.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on April 28, 2009 at 1:30 p.m. PT to review its first quarter 2009 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (866) 638-7054 (U.S.) or (706) 679-7097 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 95301212. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, our ability to improve overall operating margins, revenue and earnings per share that Trimble expects to report in the second quarter 2009, changes in tax-rate, and estimated restructuring costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current global economic crisis and recessionary conditions in the U.S. and Europe show no signs of recovery it may negatively impact our customers’ purchasing decisions worldwide including in emerging markets. In addition, the Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products.  Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results.  Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations and other financial results. Whether the Company achieves growth will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended

	Apr-03,	Mar-28,
	2009	2008

Revenue	$288,954	$355,296
Cost of sales	144,996	180,920
Gross margin	143,958	174,376
Gross margin (%)	49.8%	49.1%

Operating expenses
Research and development	34,137	37,345
Sales and marketing	48,935	51,158
General and administrative	26,042	22,690
Restructuring	3,623	-
Amortization of purchased intangible assets	6,969	5,143
Total operating expenses	119,706	116,336

Operating income	24,252	58,040

Non-operating income (expense), net
Interest income	199	457
Interest expense	(493)	(762)
Foreign currency transaction gain, net	184	968
Income from joint ventures, net	168	2,015
Other expense, net	(714)	(940)
Total non-operating income (expense), net	(656)	1,738

Income before taxes	23,596	59,778

Income tax provision	5,899	19,732
Net income	17,697	40,046
Less: Net income (loss) attributable to noncontrolling interests	232	(21)
Net income attributable to Trimble	$17,465	$40,067

Earnings per share attributable to Trimble:
Basic	$0.15	$0.33
Diluted	$0.14	$0.32

Shares used in calculating earnings per share:
Basic	119,260	121,467
Diluted	120,926	125,159

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Apr-03,	Jan-02,
	2009	2009
Assets

Current assets:
Cash and cash equivalents	$146,827	$147,531
Accounts receivables, net	220,404	204,269
Other receivables	7,382	17,540
Inventories, net	165,413	160,893
Deferred income taxes	40,015	41,810
Other current assets	17,664	16,404
Total current assets	597,705	588,447

Property and equipment, net	48,458	50,175
Goodwill	723,252	715,571
Other purchased intangible assets, net	222,752	228,901
Other non-current assets	49,944	51,922

Total assets	$1,642,111	$1,635,016

Liabilities

Current liabilities:
Current portion of long-term debt	$196	$124
Accounts payable	62,131	49,611
Accrued compensation and benefits	43,353	41,291
Deferred revenue	61,876	55,241
Accrued warranty expense	14,207	13,332
Other accrued liabilities	45,534	63,719
Total current liabilities	227,297	223,318

Non-current portion of long-term debt	151,436	151,464
Non-current deferred revenue	10,257	12,418
Deferred income taxes	38,112	42,207
Other non-current liabilities	58,763	61,553

Total liabilities	485,865	490,960

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	693,653	684,831
Retained earnings	445,386	427,921
Accumulated other comprehensive income	13,243	27,649
Total Trimble shareholders' equity	1,152,282	1,140,401
Noncontrolling interests	3,964	3,655
Total equity	1,156,246	1,144,056

Total liabilities and equity	$1,642,111	$1,635,016

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	Apr-03,	Mar-28,
	2009	2008

Cash flow from operating activities:
Net Income	$17,465	$40,067

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,463	4,571
Amortization expense	12,298	10,848
Provision for doubtful accounts	2,212	38
Amortization of debt issuance cost	56	56
Deferred income taxes	(1,606)	(885)
Stock-based compensation	4,226	3,982
Noncontrolling interest in consolidated subsidiaries	309	(33)
Equity gain from joint ventures	(168)	(2,015)
Excess tax benefit for stock-based compensation	(21)	(1,992)
Provision for excess and obsolete inventories	904	2,103
Other non-cash items	(2,135)	235

Add decrease (increase) in assets:
Accounts receivables	(18,712)	(39,280)
Other receivables	5,486	516
Inventories	(7,327)	(3,437)
Other current and non-current assets	730	(191)

Add increase (decrease) in liabilities:
Accounts payable	12,682	3,760
Accrued compensation and benefits	2,391	(10,557)
Accrued liabilities	5,801	(1,648)
Deferred revenue	4,107	2,034
Income taxes payable	-	12,547
Net cash provided by operating activities	43,161	20,719

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(17,294)	(39,593)
Acquisition of property and equipment	(3,261)	(3,711)
Acquisition of intangible assets	(26,001)	(179)
Other	14	136
Net cash used in investing activities	(46,542)	(43,347)

Cash flow from financing activities:
Issuance of common stock	4,602	8,483
Excess tax benefit for stock-based compensation	21	1,992
Repurchase and retirement of common stock	-	(25,870)
Payments on long-term debt and revolving credit lines	-	(312)
Net cash provided by (used in) financing activities	4,623	(15,707)

Effect of exchange rate changes on cash and cash equivalents	(1,946)	6,512

Net decrease in cash and cash equivalents	(704)	(31,823)
Cash and cash equivalents - beginning of period	147,531	103,202

Cash and cash equivalents - end of period	$146,827	$71,379

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
		Apr-03,		Mar-28,
		2009		2008

		Dollar	% of	Dollar	% of
		Amount	Revenue	Amount	Revenue
GROSS MARGIN:
GAAP gross margin:		$143,958	49.8%	$174,376	49.1%
Restructuring	( A )	865	0.3%	-	0.0%
Amortization of purchased intangibles	( B )	5,285	1.8%	5,661	1.6%
Stock-based compensation	( C )	438	0.2%	493	0.1%
Amortization of acquisition-related inventory step-up	( D )	223	0.1%	183	0.1%
Non-GAAP gross margin:		$150,769	52.2%	$180,713	50.9%

OPERATING EXPENSES:
GAAP operating expenses:		$119,706		$116,336
Restructuring	( A )	(3,623)		-
Amortization of purchased intangibles	( B )	(6,969)		(5,143)
Stock-based compensation	( C )	(3,788)		(3,489)
Merger and Acquisition Costs	( E )	(465)		-
Non-GAAP operating expenses:		$104,861		$107,704

OPERATING INCOME:
GAAP operating income:		$24,252	8.4%	$58,040	16.3%
Restructuring	( A )	4,488	1.5%	-	0.0%
Amortization of purchased intangibles	( B )	12,254	4.2%	10,804	3.0%
Stock-based compensation	( C )	4,226	1.5%	3,982	1.1%
Amortization of acquisition-related inventory step-up	( D )	223	0.1%	183	0.1%
Merger and Acquisition Costs	( E )	465	0.2%	-	0.0%
Non-GAAP operating income:		$45,908	15.9%	$73,009	20.5%

NET INCOME:
GAAP net income:		$17,465		$40,067
Restructuring	( A )	4,488		-
Amortization of purchased intangibles	( B )	12,254		10,804
Stock-based compensation	( C )	4,226		3,982
Amortization of acquisition-related inventory step-up	( D )	223		183
Merger and Acquisition Costs	( E )	465		-
Income tax effect on non-GAAP adjustments	( F )	(5,414)		(4,941)
Non-GAAP net income:		$33,707		$50,095

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:		$0.14		$0.32
Restructuring	( A )	0.04		-
Amortization of purchased intangibles	( B )	0.10		0.09
Stock-based compensation	( C )	0.04		0.03
Amortization of acquisition-related inventory step-up	( D )	-		-
Merger and Acquisition Costs	( E )	-		-
Income tax effect on non-GAAP adjustments	( F )	(0.04)		(0.04)
Non-GAAP diluted net income per share:		$0.28		$0.40

SHARES USED TO COMPUTE DILUTED NET INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute net income per share:		120,926		125,159

OPERATING LEVERAGE:
Increase (decrease) in non-GAAP operating income		$(27,101)
Increase (decrease) in revenue		$(66,342)
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		N/A

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges.  Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles.  The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature.  We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business.

( C )
Stock-based compensation. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results.  For the three months ended April 3, 2009 and March 28, 2008, stock-based compensation was allocated as follows:

	Three Months Ended
	Apr-03,	Mar-28,
	2009	2008
Cost of sales	$438	$493
Research and development	784	917
Sales and Marketing	1,004	1,030
General and administrative	2,000	1,542
	$4,226	$3,982

( D )
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  The increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is reflective of our ongoing operating results, and it is not used by management to assess the core profitability of our business operations.

( E )
Merger and acquisition costs:  These charges consist of external and incremental costs resulting directly from merger and acquisition activities.  Because these expenses are non-recurring and unique to specific acquisitions, we believe they are not indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

( F )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

	Reporting Segments
	Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED APRIL 3, 2009:
Revenue	$127,651	$99,157	$38,288	$23,858

GAAP operating income before corporate allocations:	$2,509	$42,203	$3,148	$4,312
Stock-based compensation ( G )	1,308	222	1,144	325
Non-GAAP operating income before corporate allocations:	$3,817	$42,425	$4,292	$4,637
Non-GAAP operating margin (% of segment external net revenues)	3.0%	42.8%	11.2%	19.4%

THREE MONTHS ENDED MARCH 28, 2008:
Revenue	$194,180	$88,037	$44,011	$29,068

GAAP operating income before corporate allocations:	$36,954	$35,095	$2,453	$4,692
Stock-based compensation ( G )	971	198	1,408	327
Non-GAAP operating income before corporate allocations:	$37,925	$35,293	$3,861	$5,019
Non-GAAP operating margin (% of segment external net revenues)	19.5%	40.1%	8.8%	17.3%

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006.  We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations.  Stock-based compensation not allocated to the reportable segments was approximately $1,227K and $1,078K for the three months ended April 3, 2009 and March 28, 2008, respectively.